Dendrite International, Inc. Announces Stock Repurchase Program

MORRISTOWN, N.J.--(BUSINESS WIRE)--Jan. 31, 2001--Dendrite International, Inc., the leading provider of sales and marketing effectiveness solutions for the pharmaceutical industry (NASDAQ/NMS: DRTE - news), announced today that its Board of Directors has authorized a stock repurchase program (the "Repurchase Program ").

The Board of Directors authorized the repurchase of up to $20 million of its out standing common stock over a two-year period.

The Company will repurchase shares on the open market or in privately negotiated transactions from time to time. Repurchases of stock will be at management's discretion, depending upon price and availability. The repurchased shares will be held as treasury shares, which may be used to satisfy Dendrite's current and near term requirements under its equity incentive and other benefit plans and for other corpo rate purposes. Dendrite currently has approximately 40 million shares of common stock outstanding.

John Bailye Chairman and Chief Executive Officer of Dendrite International, Inc. commented, "We believe that our stock presents a very attractive investment opportunity for the Company at this time. The implementation of the Repurchase Program serves to underscore our strong commitment to enhance shareholder value."

ABOUT DENDRITE

Dendrite International, Inc. (NASDAQ/NMS:DRTE - news) designs and supports technology-based knowledge systems that enhance the competitive activities of the sales forces of the world's leading pharmaceutical companies. Approximately one-third of all pharmaceutical sales representatives and their managers worldwide rely on Dendrite.

www.dendrite.com

Note: Dendrite is a registered trademark of Dendrite International, Inc.

The foregoing contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The statements may be identified by such forward-looking terminology as "expect," "believe," "may," "will," "intend," "plan" and similar statements or variations. Such forward-looking state ments are based on our current estimates and assumptions and involve certain significant risks and uncertainties, including: risks associated with and dependence on the pharmaceutical industry; fluctuations in quarterly revenues due to lengthy selling cycles, product implementation cycles, customer budget cycles, and timing of revenue recognition; dependence on major customers; successful and timely develop ment and introduction of new products and versions; rapid technological changes; increased competition; retention of key senior managers; and unique characteristics of the consumer packaged goods industry. Other important factors, which should be considered, are included in the Company's 10-K, 10-Qs and other reports filed with the SEC. Actual results may differ materially. The Company assumes no obligation for updating any such forward-looking statements.

Contact:

     Dendrite International, Inc.
     Brent Cosgrove, 973/425-1200